Exhibit 4.2

Certificate Number Pony AI Inc. INCORPORATED IN THE CAYMAN ISLANDS UNDER THE COMPANIES ACT (AS AMENDED OR REVISED FROM TIME TO TIME) THE AUTHORISED CAPITAL OF THE COMPANY IS US$300,000.00 DIVIDED INTO 518,911,230 CLASS A ORDINARY SHARES OF PAR VALUE US$0.0005 EACH 81,088,770 CLASS B ORDINARY SHARES OF PAR VALUE US$0.0005 EACH Number of Shares THIS CERTIFIES THAT OF IS THE OWNER OF fully paid CLASS A ORDINARY share(s) of USD 0.0005 each IN THE COMPANY Pony AI Inc. (the "Company") transferable on the books of the Company by the holder hereof in person or by a duly authorised attorney upon surrender of this certificate to the Company. This certificate and the shares represented are issued and shall be held subject to the provisions of the Memorandum and Articles of Association of the Company. EXECUTED on behalf of the Company this day of Director